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                                                                      EXHIBIT 21

                                SUBSIDIARIES OF
                              THE BANC CORPORATION

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Name of Subsidiary                                    State of Organization
------------------                                    ---------------------

The Bank                                              Alabama

TBC Merger Corporation                                Florida

Emerald Cost Financial Management, Inc.               Florida

TBNC Financial Management, Inc.                       Alabama

Morris Avenue Management Group, Inc.                  Alabama

TBC Capital Statutory Trust II                        Connecticut business trust

TBC Capital Statutory Trust III                       Delaware business trust
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